U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

U.S.A.

RE:  SCIENTIFIC ENERGY, INC.

We have read the statements that Scientific Energy, Inc. included under Item 4.01 of the Form 8-K report it filed regarding the recent change of auditors. We agree with such statements made regarding our firm.

Yours truly,

For & on behalf of

Centurion ZD CPA Limited

/s/Dominic Chan, CPA

Managing Director

14 November, 2016